UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 20, 2009

(Date of earliest event reported)

TEAM FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

KANSAS	000-26335	48-1017164
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 West Peoria, Suite 200, Paola, Kansas, 66071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code:  (913) 294-9667

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.03  Bankruptcy or Receivership.

On Friday, March 20, 2009, TeamBank, NA (“TeamBank”) and Colorado National Bank (“CNB” and TeamBank, the “Banks”), the wholly-owned subsidiaries and principal assets of Team Financial, Inc. (the “Registrant”), were closed by the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (the “FDIC”) was appointed as receiver of the Banks.

The Registrant’s principal assets are the common stock that it owns in TeamBank and CNB, and, as a result of the closure of TeamBank and CNB, the Registrant has very limited remaining tangible assets. As the owner of all of the capital stock of TeamBank and CNB, the Registrant would be entitled to the net recoveries, if any, following the liquidation or sale of TeamBank and CNB or its assets by the FDIC. However, at this time, the Registrant does not believe that any recovery will be realized by the Registrant.

In connection with the closure of TeamBank, the FDIC issued a press release, dated March 20, 2009, announcing the following:

•      The FDIC approved the assumption of all of the deposits of TeamBank by Great Southern Bank, Springfield, Missouri (“Great Southern Bank”). Accordingly, all depositors of TeamBank automatically became depositors of Great Southern Bank.

•      TeamBank’s 17 offices reopened on Saturday, March 21, 2009, as branches of Great Southern Bank.

•      Great Southern Bank has agreed to pay a total premium of one percent for TeamBank’s deposits. In addition, Great Southern Bank will purchase approximately $656.5 million of TeamBank’s assets. The FDIC will retain the remaining assets for later disposition.

•      Customers who have questions about the foregoing matters, or who would like more information about the closure of the Banks, can visit the FDIC’s web site located at http://www.fdic.gov, or call the FDIC toll-free at (800) 830-4698.

A complete copy of the FDIC’s press release for TeamBank can be found on the Internet at http://www.fdic.gov/news/news/press/2009/pr09046.html. To date, except as described above, no other entity or newly chartered bank has been involved in the process of closing and unwinding TeamBank.

In connection with the closure of CNB, the FDIC issued a press release, dated March 20, 2009, announcing the following:

•      The FDIC approved the assumption of all of the deposits of CNB by Herring Bank, Amarillo, Texas (“Herring Bank”). Accordingly, all depositors of CNB automatically became depositors of Herring Bank.

•      CNB’s three offices reopened on Saturday, March 21, 2009, as branches of Herring Bank.

•      Herring Bank has agreed to pay a total discount of 1.27% for CNB’s deposits. In addition, Herring Bank will purchase approximately $117.3 million of CNB’s assets. The FDIC will retain the remaining assets for later disposition.

•      Customers who have questions about the foregoing matters, or who would like more information about the closure of the Banks, can visit the FDIC’s web site located at http://www.fdic.gov, or call the FDIC toll-free at (800) 830-4698.

A complete copy of the FDIC’s press release for CNB can be found on the Internet at http://www.fdic.gov/news/news/press/2009/pr09045.html.  To date, except as described above, no other entity or newly chartered bank has been involved in the process of closing and unwinding the CNB.

ITEM 2.04  Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 20, 2009, the Registrant determined that it was in breach of the Revolving Credit Agreement, dated March 18, 2004 and amended effective October 15, 2008 (the “Credit Agreement”) by and between the Registrant and U.S. Bank, N.A. (“U.S. Bank”) as a result of its inability to fully comply with the requirements of the September 2, 2009 and September 3, 2009 Consent Orders (“Consent Order”) entered into with the Office of the Comptroller of the Currency. (collectively, the “Breach”).  As of March 20, 2009, the Credit Agreement has a current outstanding balance of $4 million in principal and approximately $38,000 accrued but unpaid interest.  Accordingly, U.S. Bank may declare any outstanding balance and interest thereon due and payable.

On March 20, 2009, the Registrant determined that it was in breach of the Indenture (the “Indenture”), by and between, the Registrant and Wells Fargo Bank, NA (the “Trustee”), dated September 14, 2006 as a result of the FDIC taking possession as receiver of a substantial portion of the Registrant’s assets (the “Default”).  Accordingly, the Trustee or the holders of the debt securities under the Indenture may declare the entire principal of the debt securities ($22 million) and any premium and interest accrued due and payable.

ITEM 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 24, 2009, the Registrant received a letter from the Nasdaq Stock Market (“Nasdaq”) indicating that the Registrant no longer complies with the minimum [[$10]] million in stockholder’s equity requirement for continued listing on the Nasdaq Global Market under Nasdaq Marketplace Rule [[4450(a)(3)]].  In addition, in light of the events described above, Nasdaq expressed concerns about the Registrant’s ability to sustain compliance with other requirements for continued listing on Nasdaq as well as the residual equity interest of the Registrant’s common stock holders. As a result, Nasdaq notified the Registrant that the Registrant’s securities will be delisted from Nasdaq.

The Registrant does not intend to appeal Nasdaq’s decision to delist the Registrant’s common stock.  Therefore, trading in the Registrant’s common stock will be suspended at the opening of business on March 31, 2009 and Form 25-NSE will be filed by Nasdaq with the Securities and Exchange Commission, which will remove the Registrant’s securities from listing and registration on Nasdaq. In addition, trading in the Registrant’s common stock has been halted by Nasdaq starting on Monday, March, 23, 2009 and will remain so up to the suspension date.

Although the Registrant’s securities will not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets,” the securities may become eligible if a market maker makes an application to register the Registrant’s securities and such application is cleared.  However, trading in the Company’s securities was halted on March 24, 2009 and will remain halted until the date of suspension.

ITEM 9.01  Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM FINANCIAL, INC.

By: /s/ Sandra J. Moll
Sandra J. Moll, Principal Executive Officer

Date: March 24, 2009